Exhibit 3.1

Bylaw Amendment
(Declassify starting in 2016)

SECTION 2. Number, Qualifications, Election and Term of Office. The Board of Directors shall consist of not less than 8 nor more than 16 directors. The number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of shareholders unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be shareholders. The directors (other than members of the initial Board of Directors) shall be divided into three classes which shall be divided as evenly as practicable with respect to the number of members of each class; the term of office of those of the first class to expire at the annual meeting commencing in April, 1983; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen by class for a term of three years, or for such shorter term as the shareholders may specify to complete the unexpired term of a predecessor, or to preserve the division of the directors into classes as provided herein. The directors whose terms expire at the 2016 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of shareholders; the directors whose terms expire at the 2017 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of shareholders; and the directors whose terms expire at the 2018 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders. Thereafter, the classification of the Board of Directors shall cease and all directors shall be elected to hold office for one-year terms expiring at the next annual meeting of shareholders. Each director shall hold office until his or her successor shall have been elected and qualified, or until death, or until such director shall have resigned, or shall have been removed, as hereinafter provided in these By-Laws.